Exhibit 4(r)
AMENDMENT NO. 15
TO
THE LINCOLN ELECTRIC COMPANY
EMPLOYEE SAVINGS PLAN
(Effective November 1, 1994)
          The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 15 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994) (the “Plan”).
I.
     Effective on and after January 1, 1995 and before January 1, 2002, Section 4.9(1) of the Plan is hereby amended in its entirety to read as follows:
          "(1) Notwithstanding the foregoing provisions of this Article IV, the maximum annual additions (as defined in Subsection (2) of this Section) to a Member’s account for any limitation year (which shall be the Plan Year) shall in no event exceed the lesser of (a) $30,000 (as adjusted pursuant to section 415(d) of the Code) or (b) 25% of his compensation for such Plan Year.”
          EXECUTED at Cleveland, Ohio this 9th day of October, 2003.

THE LINCOLN ELECTRIC COMPANY

By:	/s/ F. G. Stueber
Title:	Senior Vice President General Counsel and Secretary